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                                                                  EXHIBIT 99

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                                  News Release

[LOGO OF AK STEEL]

Contact: Alan H. McCoy, Vice President, Public Affairs, AK Steel (513) 425-2826
         James L. Wainscott, Senior Vice President & CFO, AK Steel
         (513) 425-5392
         Rodney Mott, President and CEO, International Steel Group,
         (216) 429-6070
         Tim Metz, Hullin Metz & Company (212) 752-1044
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        AK Steel and International Steel Group Form Coating Partnership

MIDDLETOWN, OH, August 23, 2002--AK Steel (NYSE: AKS) and International Steel Group, Inc. (ISG) said today they have formed a partnership whereby AK Steel acquired a 60% interest in a flat-rolled steel electrogalvanizing facility located in Cleveland, Ohio, formerly known as L-S Electro-Galvanizing Company. ISG owns the remaining 40% interest in the facility and will operate the plant, which has been renamed AK-ISG Steel Coating Company, by the partners. Terms of the transaction were not disclosed.

         The acquisition provides AK Steel with approximately 300,000 tons of additional coated product annually, supplementing its existing high quality product line. Approximately half of AK Steel's annual shipments are coated products, primarily to automotive and appliance markets.

         "The additional product from this line complements our existing capacity, making AK Steel the largest supplier of electrogalvanized flat-rolled steel in the country," said Richard M. Wardrop, Jr., chairman, president and CEO of AK Steel. "The line produces outstanding quality with excellent productivity."

         Rodney Mott, president and CEO of ISG added, "We welcome as a partner AK Steel because of its financial stability and market leadership in electrogalvanized steel. Partnerships such as this one are an effective means of consolidating assets in the steel industry."

         L-S Electro-Galvanizing Company had been a venture between the former LTV Corporation and Sumitomo Metal USW Corporation prior to ISG's acquisition of LTV's steelmaking assets in April.

         With headquarters in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products for automotive, appliance, construction and manufacturing markets. The company has steel producing and finishing facilities in Middletown, Coshocton, Mansfield, Walbridge and Zanesville, Ohio; Ashland, Kentucky; Rockport, Indiana; and Butler, Pennsylvania. In addition, the company produces snow and ice control products and operates an industrial park on the Houston, Texas ship channel.

         International Steel Group is the newest competitor in the global steel industry. The company was formed by WL Ross & Co. LLC to create value through the profitable operation of globally competitive steel plants. ISG operates integrated flat-rolled steel plants located in Cleveland and East Chicago, Indiana, and a finishing plant in Hennepin, Illinois. ISG also operates a coke plant in Warren, Ohio and other facilities related to the operations of its steel plants.

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